                                                                    EXHIBIT 11.1

                               AMERICREDIT CORP.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)

                                                                            Years Ended June 30,
                                                                           ----------------------
                                                            2001                    2000                    1999
                                                      --------------------------------------------------------------
Weighted average shares
  outstanding                                             79,562,495              73,038,005              63,005,746

Incremental shares resulting
  from assumed exercise of
  stock options                                            6,289,591               4,575,647               4,185,489
                                                      --------------------------------------------------------------
Weighted average shares and
  assumed incremental shares                              85,852,086              77,613,652              67,191,235
                                                      ==============================================================

NET INCOME                                               $   222,852             $   114,501             $    74,840
                                                      ==============================================================

EARNINGS PER SHARE:

  Basic                                                  $      2.80             $      1.57             $      1.19
                                                      ==============================================================

  Diluted                                                $      2.60             $      1.48             $      1.11
                                                      ==============================================================

Basic earnings per share has been computed by dividing net income by weighted average shares outstanding.

Diluted earnings per share has been computed by dividing net income by weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.